Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Pre-Effective Amendment No. 1 to Registration Statement No. 333-156319 on Form S-3 of our reports dated February 27, 2009, relating to the financial statements (and with respect to the report on those financial statements, expressed an unqualified opinion and included an explanatory paragraph concerning the adoption of new accounting pronouncements in 2007 and 2006) and financial statement schedule of Public Service Company of Oklahoma appearing in and incorporated by reference in the Annual Report on Form 10-K of Public Service Company of Oklahoma for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Columbus, Ohio
February 27, 2009